EXHIBIT 10.1

                         DESCRIPTION OF INDEMNIFICATION
                AND REIMBURSEMENT ARRANGEMENT WITH CHARLES SANDER


On December 13, 2005, the Board approved an indemnification arrangement with the Company's President and Chief Executive Officer, Charles Sander, who is also a director. Under the arrangement, in exchange for Mr. Sander's agreement that the Company and its subsidiary may continue to use Mr. Sander's residence as an office, the Company's subsidiary has agreed to indemnify and defend each of Mr. Sander, his spouse and all other family members residing at, and each other person visiting or who is a guest at, Mr. Sander's residence, and each of their heirs, administrators and representatives, from and against claims and losses of any nature whatsoever, including, without limitation, losses from personal injury, death and property damage, arising out of the use or alleged use of Mr. Sander's residence as an office of the Company or its subsidiary. The Company currently carries commercial liability insurance on Mr. Sander's personal residence for business-related liability and property loss.

In addition, on December 13, 2005, the Board authorized the Company's subsidiary to reimburse Mr. Sander his out-of-pocket expenses for the use of Mr. Sander's residence as an office of the Company and its subsidiary for as long as such use continues.